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                                                                    Exhibit 99.1

         TERAYON PROVIDES UPDATE ON BETTER THAN EXPECTED SECOND QUARTER
                              FINANCIAL PERFORMANCE

Santa Clara, California - July 3, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading supplier of broadband solutions, today announced it expects revenues for its second quarter ending June 30, 2003 to be in the range of $30 million to $31 million. Net loss per share for the quarter is now expected to be approximately $0.18 to $0.20.

      This revised guidance compares with previously provided estimates by the Company that revenues for the second quarter would be in the range of $24 million to $28 million, and that the net loss per share would be in the range of $0.20 to $0.24. In the quarter ending March 31, 2003, Terayon reported net revenues of $22.3 million and a net loss per share of $0.33.

      "The better than expected performance for the second quarter stems from higher unit shipments of our DOCSIS(R) 2.0 CMTS (Cable Modem Termination System) in Asia and North America, a larger than anticipated order for our Multigate circuit-switched cable telephony system from a European customer, and higher sales of our legacy S-CDMA product lines," said Zaki Rakib, Terayon's CEO. "We are also pleased to see the continued positive momentum in our DOCSIS 2.0 cable modem business as unit sales increased by approximately 25% over the first quarter of 2003."

      Terayon will provide additional details on its business performance when it reports its second quarter financial results on Wednesday, July 30, 2003 after the market closes.

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon is on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including the preliminary guidance on second quarter 2003 revenues and net loss per share. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon's actual results could differ materially from those described in this press release as a result of various factors, including Terayon's ability to develop and bring to market new products, the acceptance of Terayon's new products in the market, Terayon's ability to gain new business, the expansion of operations by Terayon's
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customers, the deployment of Terayon's products in specific markets and
Terayon's ability to lower and align its operating expenses with market conditions, as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.